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                                                            Registration No. 33-

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                  RADYNE CORP.
             (Exact name of registrant as specified in its charter)

                                    New York
         (State or other jurisdiction of incorporation or organization)

                                   11-2569467
                      (I.R.S. Employer Identification No.)

                             5225 South 37th Street
                             Phoenix, Arizona 85040
                    (Address of Principal Executive offices)

                        1996 Incentive Stock Option Plan
                            (Full title of the plan)

                             John B. Wade, III, Esq.
                        Brock, Fensterstock, Silverstein,
                              McAuliffe & Wade, LLC
                               One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022
                                 (212) 371-2000
            (Name, Address and Telephone Number of Agent for Service)
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                         CALCULATION OF REGISTRATION FEE
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                                   Proposed       Proposed
Title of                           Maximum        Maximum
Securities       Amount            Offering       Aggregate         Amount of
to be            to be             Price per      Offering          Registration
Registered       Registered        Share          Price             Fee
--------------------------------------------------------------------------------
Common Stock,
    Par value
    $0.002
    per share    1,282,042 shs.    $2.50(1)       $3,205,105.00     $971.25
--------------------------------------------------------------------------------
         Total   1,282,042 shs.                   $3,205,105.00     $971.25
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(1) Calculated pursuant to Rule 457(h)(1) on the basis of the exercise prices of the options to purchase 968,395 shares of the Registrant's Common Stock heretofore granted pursuant to the Registrant's 1996 Incentive Stock Option
Plan, which is the subject of this Registration Statement.

                                  ------------

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.
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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

      The Registrant hereby incorporates by reference the following documents into this Registration Statement:

      (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996.

      (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996.

      (c) The Registrant's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996.

      (d) The Registrant's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1995.

      (e) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, File No. 000-11685, filed under the Securities Exchange Act of 1934 on March 8, 1984.

      In addition, all documents subsequently filed with the Securities and Exchange Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

      Not required, in as much as the Registrant's Common Stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.


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Item 6. Indemnification of Directors and Officers.

      The Registrant carries directors and officers liability insurance in the amount of $2,000,000. In addition, New York Business Corporation Law, Article 7, enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been bad faith, intentional misconduct or a knowing violation of law, the payment of a dividend or approval of a stock repurchase which is deemed illegal, any other violation of Section 719 of the New York Business Corporation Law, or a financial profit or other advantage to which the director was not legally entitled. The Registrant's Certificate of Incorporation includes the following language:

                  "SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director; provided that, except as hereinafter provided, this Article SEVENTH shall neither eliminate nor limit liability: (a) if a judgment or final adjudication adverse to the director establishes that
                  (i) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law,
                  (ii) the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled, or (iii) the director's acts violated Section 719 of the New York Business Corporation Law; or (b) for any act or omission prior to the effectiveness of this Article SEVENTH. If the Corporation hereafter may by law be permitted to further eliminate or limit the personal liability of directors, then pursuant hereto the liability of a director of the Corporation shall, at such time, automatically be further eliminated or limited to the fullest extent permitted by law. Any repeal of or modification to the provisions of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing pursuant to this Article SEVENTH immediately prior to such repeal or modification.

                  EIGHTH: The Corporation may, to the fullest extent permitted by Section 721 through 726 of the Business Corporation Law of New York, indemnify any and all directors and officers whom it shall have power to indemnify under the said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section of the Business Corporation


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                  Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person."

Item 7. Exemption from Registration Claimed.

            Not applicable.

Item 8. Exhibits.

            See the Exhibit Index on page II-7 of this Registration Statement.

Item 9. Undertakings.

            (1) The undersigned Registrant undertakes:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report required to be filed by the Registrant or plan pursuant to
            Section 13 or 15(d) of the Exchange Act that is incorporated herein by reference;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant or plan pursuant to Section 13 or 15(d) of the Exchange Act that is incorporated herein by reference;

                  (iii) to include any material information with respect to the plan of


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            distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement related to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (d) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by the director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on March 11, 1997.

                                   RADYNE CORP.

                                   By: /s/ ROBERT C. FITTING
                                      ----------------------
                                      Robert C. Fitting
                                      President

                                  ------------

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert C. Fitting, his true and lawful attorney-in-fact, with power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of Radyne Corp., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                       Title                              Date
---------                       -----                              ----

/s/ ROBERT C. FITTING           President                      March 11, 1997
--------------------------      (Principal Executive
Robert C. Fitting               Officer); Director


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/s/ GARRY D. KLINE              Controller, Principal          March 11, 1997
--------------------------      Financial Officer
Garry D. Kline

/s/ LIM MING SEONG              Chairman of the                March 11, 1997
--------------------------      Board of Directors
Lim Ming Seong

/s/ LEE YIP LOI                 Director                       March 11, 1997
--------------------------
Lee Yip Loi

/s/ CHAN WEE PIAK               Director                       March 11, 1997
--------------------------
Chan Wee Piak

/s/ ROBERT A. GRIMES            Director                       March 11, 1997
--------------------------
Robert A. Grimes


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                                  EXHIBIT INDEX

Exhibit No.

      (4) - Registrant's 1996 Incentive Stock Option Plan, including forms of option agreements.

      (5)     - Opinion of Brock, Fensterstock, Silverstein, McAuliffe & Wade,
                LLC

      (24)(a) - Consent of Brock, Fensterstock, Silverstein, McAuliffe & Wade, LLC (included in Exhibit 5).

      (24)(b) - Consent of Deloitte & Touche LLP


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